SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25
                                                  Commission File Number 1-11765
                                                        CUSIP Number 58501K 10 7
                           NOTIFICATION OF LATE FILING

(Check One):   |_| Form  10-K,  10-KSB  |_|  Form  20-F    |_|  Form  11-K
               |X| Form  10-Q,  10-QSB |_|  Form N-SAR

      For Period Ended:      JUNE 30, 2004
                        --------------------------------------------------------

|_| Transition Report on Form 10-K           |_| Transition Report on Form 10-Q
|_| Transition Report on Form 20-F           |_| Transition Report on Form N-SAR
|_| Transition Report on Form 11-K
      For the Transition Period Ended:
                                       -----------------------------------------

READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.  PLEASE PRINT OR TYPE.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: N/A -------

                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant MEDJET INC.
                        --------------------------------------------------------

Former name if applicable
     N/A
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Address of Principal Executive Office (STREET AND NUMBER)
     1535 COLES AVENUE
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City, State and Zip Code MOUNTAINSIDE, NEW JERSEY 07092
                        --------------------------------------------------------

                                     PART II
                             RULE 12B-25 (B) AND (C)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

|X|(a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X|(b) The subject annual report,  semi-annual report, transition report on Form
   10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

|_|(c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

      State below in reasonable detail the reasons why Form 10-K, Form 20-F, Form 11-K, Form 10-Q, Form N-SAR or the transition report portion thereof could not be filed within the prescribed time period.

      Medjet Inc. (the "Company") is unable to file its Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2004 in a timely manner because the Company was not able to timely complete its financial statements without unreasonable effort or expense. Accordingly, the Company respectfully requests an extension of the filing date of such Form 10-QSB. The Company will file such Form 10-QSB as soon as practicable after the date hereof, but in any event on or before the fifth calendar day following the prescribed due date.


                                     PART IV
                                OTHER INFORMATION

      (1) Name and telephone number of person to contact in regard to this notification.

            EUGENE I. GORDON                     (908) 233-4677
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                (Name)                   (Area Code) + (Telephone Number)

      (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                               |X| Yes  |_| No

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                               |_| Yes  |X| No

      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                                   Medjet Inc.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

      Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:   AUGUST 16, 2004              By:   /S/ EUGENE I. GORDON
       -------------------                --------------------------------------
                                           Eugene I. Gordon,
                                           Chief Executive Officer